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                                                                     EXHIBIT 2.1


                        AGREEMENT FOR PURCHASE AND SALE
                                       OF
                              ASSETS AND LICENSES


         This Agreement for Purchase and Sale of Assets and Licenses (this "Agreement") is made and entered into as of February __, 1998 (the "Effective Date"), by and among EATERIES, INC., an Oklahoma corporation ("Eateries"), and FIESTA RESTAURANTS, INC., an Oklahoma corporation ("Fiesta") (unless specific reference is made to an individual party, Eateries and Fiesta are hereinafter referred to individually and collectively as "Seller"), and CHEVYS, INC., a California corporation ("Purchaser").

                                R E C I T A L S

         A. Seller is the owner and operator of certain CASA LUPITA restaurants, the locations of which are set forth in EXHIBIT "A" hereto (collectively, the "Restaurants");

         B. As more particularly described in Schedule 1 hereto, Eateries or Fiesta:

         i. owns the fee interest in the land and the improvements on which Restaurant #709 is located;

         ii. owns the fee interest in the land and the improvements thereon referred to as the Parking Lot Parcel in Schedule 1 hereto;

         iii. leases the premises and improvements on which Restaurant #'s 702 and 706 are located, pursuant to leases more particularly described in
Schedule 1;

         iv. leases certain property for parking lot purposes pursuant to leases more particularly described as the Parking Leases in Schedule 1 hereto.



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The fee-owned properties referred to in clauses (i) and (ii) are hereinafter referred to as the "Fee."  The leasehold properties referred to in clauses
(iii) and (iv) are hereinafter referred to as "Leaseholds," and the leases evidencing the Leaseholds more particularly identified in Schedule 1 are hereinafter referred to as the "Leases." The Fees and the Leaseholds are sometimes referred to herein collectively as the "Real Properties."

         C. At each of the Restaurants, Seller sells liquor for on-premises consumption under liquor licenses issued to it, or to Seller's predecessor in interest at the Restaurant, by the appropriate governmental agency with jurisdiction over the on-site sale and consumption of alcoholic beverages (collectively, the "Liquor Licenses").

         D. Except as set forth on Schedule 2 hereto, Seller owns all of the items of personal property which are used in the operation of the Restaurants, comprised of the following:

                 i)       inventory of food and paper products ("Inventory");

                 ii)      uniforms and supplies ("Supplies");

                 iii) furniture, fixtures (including, subject to the reversionary interest of the landlords under the Leases, leasehold improvements), equipment and all other tangible personal property items used to operate the Restaurants ("Equipment"); and

                 iv) operating cash in the cash registers at the Restaurants at any given time ("Operating Cash").

         The items identified in (i), (ii), (iii) and (iv) are hereafter referred to as the "Operations Assets," which term does not include the Excluded Assets set forth on Schedule 2.





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         E.      Set forth on Schedule 4 attached hereto are each of the
equipment leases, and the service or vendor contracts relating to the operation of the Restaurants, that Purchaser is assuming pursuant to this Agreement (the "Material Contracts"); other than as set forth on Schedule 4 hereto and other than the Leases, Purchaser shall not be obligated to assume any service or vendor agreements or contracts to which Seller is a party relating to the operation of the Restaurants, including, without limitation, maintenance contracts, management contracts, equipment contracts or service contracts (collectively "Excluded Agreements").

         F. The Operations Assets, the Liquor License (as to the Lawrenceville, NJ property) the Fee, the Leaseholds, the Material Contracts and the Intellectual Property (as hereinafter defined), and any and all guarantees, licenses, governmental permits and approvals and warranties, which are by their terms transferable, issued to or owned by Seller, with respect to the Restaurants or the business conducted, or any Equipment located, therein, any goodwill of the business (not including any goodwill in any trade name, trademark, or service mark of Seller or any of its affiliates) at each of the Restaurants, and any and all records and reports relating to the Restaurants, including but not limited to, plans, specifications, environmental and soils reports, maintenance and repair records, surveys and operating records (collectively, the "Intangible Property"), are hereinafter referred to as the "Assets."

         G. Seller is the owner of a distinctive concept and type of restaurant for the marketing, preparation and sale of certain Mexican style food products, commonly known as "CASA LUPITA," and of certain trade dress, trademarks and service marks (collectively "Trademarks''), together with certain trade secrets, know-how, distinctive





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designs and advertising, specially designed equipment, systems and procedures, and other proprietary documentation and information used solely in connection with the operation of the Restaurants as Casa Lupita restaurants (the "System") (the Trademarks and the System are herein referred to as the "Intellectual Property").

         H. Seller desires to sell and transfer to Purchaser all of the Assets, and Purchaser desires to purchase and accept the transfer of same, all in accordance with the terms and conditions hereinafter set forth, and Seller desires, upon the terms, conditions and provisions hereinafter set forth, to receive a license to use the Intellectual Property in connection with the operation of the certain Casa Lupita restaurants not being transferred to Purchaser in accordance with this Agreement, and Purchaser's desires to grant the same, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises herein of the parties hereto, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties hereby agree as follows:

         1. SALE AND PURCHASE. Subject to the terms and conditions hereof, Seller shall sell, assign and transfer the Assets to Purchaser and Purchaser shall purchase and acquire the Assets from Seller:

         2. PURCHASE PRICE. The purchase price ("Purchase Price") for the Assets (other than the Inventory, Supplies and Operating Cash) shall be FIVE MILLION THREE HUNDRED THOUSAND DOLLARS ($5,300,000), allocated in accordance with Schedule 5 attached hereto, plus the ISC Estimate (as that term is hereinafter defined).





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         3.      VALUE OF INVENTORY, SUPPLIES AND OPERATING CASH.  The value of the Inventory, Supplies and Operating Cash is hereby estimated by the parties to be Fifteen Thousand Dollars ($15,000) (the "ISC Estimate"), per Restaurant, comprised of $10,000 for Inventory, $2,000 for Supplies and $3,000 for Operating Cash, per Restaurant. Purchaser shall pay the ISC Estimate in immediately payable funds at Closing. The actual value of the Inventory, Supplies and Operating Cash shall be determined as of the close of business on the Closing Date, as defined below, by a physical count of all Inventory, Supplies and Operating Cash to be made jointly by Purchaser and Seller at that time. The usable Inventory and Supplies shall be valued at its invoiced price to Seller. Purchaser shall have the right to reject, within reason, any excess or outdated Inventory or Supplies. Operating Cash transferred to Purchaser shall be reimbursed to Seller dollar for dollar. Seller shall maintain at each Restaurant on the day of the Closing cash on hand of approximately $3,000 so that Purchaser shall have such cash available for the first day of Purchaser's operating of the Restaurants. Within ten (10) business days after the Closing Date, Purchaser or Seller, as appropriate, shall pay the other party the positive difference between the value of the Inventory, Supplies and Operating Cash and the ISC Estimate paid at Closing.

         4. PAYMENT OF PURCHASE PRICE. The Purchase Price, plus the ISC Estimate, plus or minus adjustments as hereinafter provided, shall be paid in full in immediately available funds at Closing to an account designated in writing by Seller.





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         5.      CLOSING.

                 5.1. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stewart Title Guaranty Company (the "Escrow Agent") located at 650 California Street, San Francisco, California, at 10:00 a.m. on the Effective Date (the "Scheduled Closing Date"), or such earlier date as may be mutually agreed by the parties (the date of Closing, whether the Scheduled Closing Date or the actual date of Closing is herein referred to as the "Closing Date").

                 5.2. Any and all real property transfer taxes, recording charges and all other closing costs relating to the transfer of the real property Assets (and not otherwise expressly provided for in this Agreement) shall be paid by Seller. Purchaser shall pay all title insurance premiums relating to any title insurance policy issued with respect to the Fees and Leaseholds to be transferred to Purchaser hereunder. Purchaser and Seller shall share equally the charges of the Escrow Agent. Seller will pay any recording and other charges associated with the release of any liens encumbering the Real Properties or to clear the status of title to enable Seller to convey the Real Properties subject to the Permitted Exceptions. Seller will pay any and all sales and excise taxes, if any, incurred in connection with the transaction contemplated by this Agreement, subject to the receipt from Purchaser of sales tax exemption certificate numbers for Purchaser, or other evidence reasonably satisfactory to Seller, confirming the exemption of Purchaser from sales tax for items being transferred under this Agreement that constitute inventory.





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                 5.3.     Possession of the Assets, and control of the
operations of the Restaurants, will be delivered by Seller to Purchaser at the close of business on the Closing Date.

                 5.4.     The obligations of Seller and Purchaser under this
Section 5 shall survive the Closing.

         6.      [Intentionally Omitted].

         7.      TITLE TO ASSETS; CONDITION OF ASSETS; ASSUMPTION OF LIABILITIES

                 7.1.     [Intentionally omitted.]

                 7.2.     (a)     At Closing, Seller will transfer and convey
to Purchaser good and marketable title to the Assets (other than the Real Properties) free and clear of any and all mortgages, liens, claims, security interests and encumbrances, other than the lien for current personal property taxes, if any (and not included in real property taxes), not yet delinquent, and to the extent provided in Schedule 2, subject to the terms of the equipment leases noted in Schedule 2 (the "Equipment Leases") (without limiting the generality of the defined term "Material Contracts," the Equipment Leases are deemed Material Contracts for purposes of this Agreement). Purchaser shall assume the following liabilities of Seller with respect to the Assets (other than the Real Properties):

                          (i)     all trade accounts payable of the Restaurants
as of the Closing Date, and for any goods ordered (but not yet received) by Seller in the ordinary course of business prior to the Closing; and

                          (ii)    under the Material Contracts, accruing from
and after the Closing.





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                 (b)      Except as expressly provided in this Agreement,
Purchaser does not assume and shall not be obligated to pay or satisfy any obligation, debt or liability, contingent or otherwise of Seller with respect to the Assets.

                 (c) Purchaser acknowledges that one of the Material Contracts is an agreement with Pepsi Cola National Accounts (the "Pepsi Contract"). Purchaser agrees to continue to purchase Pepsi Cola products under the terms of the Pepsi Contract for the term thereof.

                 7.3.     (a)     At Closing, Seller shall assign its interest
in the Leases to Purchaser, and Purchaser shall accept such assignment, and assume and be responsible for all obligations of Seller pursuant to the Leases arising on and after the Closing, all in accordance with the terms of an Assignment and Assumption of Leases in the form of EXHIBIT "D," or in such other form as may be mutually agreed upon by Seller, Purchaser and the applicable landlord under the Leaseholds. Purchaser acknowledges that Seller's obligation to assign its interest in the Leases is contingent upon obtaining the consent of each of the landlords under the Leases, in form and substances reasonably acceptable to Seller, if required under the express terms of the applicable Lease. Seller will use commercially reasonable efforts to obtain all such consents, and Purchaser will cooperate with Seller in obtaining such consents.

                          (b)     At Closing, Seller shall assign its rights to
the Trademarks to Purchaser by an assignment in the form of Exhibit "C" hereto, and Purchaser shall grant Seller a license to use the Intellectual Property in the form of EXHIBIT "E" hereto (the "IP License").





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                 7.4.     Seller has previously received from Purchaser a form
of estoppel certificate (the "Landlord Estoppel") with respect to the Leases identified in Schedule 1 as the Restaurant Lease (the "Restaurant Leases"). In the event Seller fails to obtain from any one or more landlord under the Restaurant Leases signed Landlord Estoppels in a form satisfactory to Purchaser, Purchaser shall have the right to terminate this Agreement or to require Seller to execute a seller indemnity with respect to the matters contained in the Landlord Estoppel.

                 7.5. At Closing, Seller shall convey its interest in the Fee by warranty deed, in the form of EXHIBIT "F," subject to the lien of real property taxes not yet delinquent, and to the title exceptions contained in the Title Policies.

                 7.6. (a) As soon as procurable, Purchaser shall obtain commitments for title insurance (the "Commitments"), issued by Stewart Title Guaranty Company ("Title Company"), showing the status of title to each of the Real Properties, together with legible copies of all underlying documents referenced therein, and containing the commitment of Title Company, subject to the conditions and on the other terms of the Commitments, to issue to Purchaser an ALTA owner's policy of title insurance (10-17-92) insuring Purchaser's title to the Real Properties (the "Title Policies") subject to Permitted Exceptions. Purchaser shall have the right to obtain, at Purchaser's sole expense, surveys (the "Surveys") of any or all of the Real Properties.

                          (b)  Notwithstanding anything to the contrary in the
foregoing, Seller shall be obligated to cause to be released or reconveyed from the Real Properties at Closing all liens and encumbrances (i) securing any voluntary indebtedness or loans advanced to or for the benefit of Seller, or as to which Seller acquired the Real Properties





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on a "subject to" basis, which Seller shall be obliged to pay-off or cause to be satisfied at or prior to the Closing, and (ii) evidencing any other monetary obligation (other than taxes and assessments) that can be removed by the payment to the lienor of a liquidated sum of money, not to exceed $100,000.

         8.      CONDITIONS PRECEDENT TO CLOSING.

                 8.1. Each of Seller and Purchaser shall use commercially reasonable efforts to timely fulfill those of the following conditions as are its obligation hereunder.

                 8.2. The obligations of Purchaser to close on the purchase and sale of the Assets are subject to the satisfaction of the following conditions:

                          (i)     Tender of the documents to be executed by
Seller as of the Closing, as provided in Section 9.1 hereof.

                          (ii)    All consents provided in Section 7.3(a), and
the Landlord Estoppels provided in Section 7.4, shall have been obtained.

                          (iii)   On the Closing Date, all representations and
warranties made by Seller in this Agreement shall be true and correct in all material respects as if made on and as of the Closing Date.

                          (iv)    The Title Company shall be prepared to issue
the Title Policies showing Purchaser as owner of the Fee, and as vested in a leasehold interest as to the Restaurant Leaseholds, in each case subject only to such exceptions as are acceptable to Purchaser (the "Permitted Exceptions").





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                          (v)     On the Closing Date, Seller shall not be in
material default in the performance of any covenant or agreement to be performed by Seller under this Agreement.

                          (vi)    The execution and delivery of this Agreement
by Seller, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporation action, and Purchaser shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Seller.

                 8.3. The obligations of Seller to close the purchase and sale of the Assets are subject to the satisfaction of the following conditions:

                          (i)     Tender of the Purchase Price, reduced or
increased by any credits and adjustments, and tender of the documents to be executed by Purchaser as of the Closing, as provided in Section 9.1 hereof.

                          (ii)    All consents provided in Section 7.3(a) shall
have been obtained.

                          (iii)   On the Closing Date, all representations and
warranties made by Purchaser in this Agreement shall be true and correct in all material respects as if made on and as of the Closing Date.

                          (iv)    On the Closing Date, Purchaser shall not be
in material default in the performance of any covenant or agreement to be performed by Purchaser under this Agreement.





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         9.      CLOSING.

                 9.1. The Closing shall take place on the Closing Date at the time and place provided in Section 5.1. At the Closing, Seller and Purchaser, as appropriate, shall execute and deliver the following documents:

                          (i)     An Assignment and Assumption of Leases, in
the form of EXHIBIT "D" hereto, with respect to the Leaseholds.

                          (ii)    A Warranty Deed, in the form of EXHIBIT "F"
with respect to the Fee.

                          (iii)   A Bill of Sale and Assignment and Assumption
Agreement, in the form of EXHIBIT "H" hereto, with respect to the Assets (other than the Real Properties).

                          (iv)    The IP License in the form of EXHIBIT "E"
hereto.

                          (v)     The Trademark Assignment in the form of
EXHIBIT "C" hereto.

         10.     PRORATIONS/CHANGE OF OWNERSHIP TRANSITION.

                 10.1. The following shall be prorated as of 12:01 a.m. on the day immediately following the Closing Date, with Seller being entitled to all income (whether on a cash basis or on credit) and responsible for all liabilities and charges, in each case relating to the possession and operation of the Restaurants on or prior to the Closing Date and Purchaser being entitled to all income (whether on a cash basis or on credit) and responsible for paying any and all such liabilities and any and all charges after the Closing Date:





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                          (i)     Personal property taxes accruing for the year
in which the Closing occurs;

                          (ii)    Real property taxes accruing during the year
in which the Closing occurs pertaining to the Fees and those which are the lessee's obligation under each Lease shall be prorated between the parties as of the Closing Date on the basis of the number of days within such tax period as compared to the number of days within such tax period occurring prior to and including the Closing Date. In the event it is necessary to estimate the prorations, final adjustments shall be made promptly upon receipt of final tax bills;

                          (iii)   Rent (including but not limited to percentage
rent), maintenance, insurance and other charges under each Lease;

                          (iv)    All amounts paid or payable under the
Material Contracts, including prepayments;

                          (v)     All telephone and utility charges, and other
obligations relating to the operation of the Restaurants; to the extent such amounts may be based on an estimate rather than actual statements or invoices and later proved to be inaccurate, payment shall be made after the statement or invoices that have been received as may be necessary to allocate all such obligations in accordance herewith;

                          (vi)    Any and all Accrued Employee Bonuses (as that
term is hereinafter defined) for Continuing Employees (as that term is hereinafter defined); and

                          (vii)   Seller shall receive a credit in the amount
of all deposits, if any, held by the landlord under the Leases.





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Any and all rent payable under the Leases (including percentage rent charges, common area maintenance and operating expense pass-throughs, taxes, insurance and utilities) shall be prorated as of the Closing Date based on the latest figures available from the landlords under the Leases; provided, however, a final adjustment between the parties with respect to such charges shall be made promptly following receipt by Purchaser of final year-end statements for such charges for the applicable lease or calendar year in which the Closing Date occurs. The terms of this paragraph shall survive the Closing.

                 10.2. Seller has posted security and other deposits of various kinds with utilities and landlords related to the Restaurants. Purchaser shall pay to Seller at Closing the amount of any such deposits for which Purchaser shall receive the benefit after Closing. Purchaser shall not pay Seller at Closing for any deposits for which Seller is entitled to make application for a separate refund.

         11.     REPRESENTATIONS AND WARRANTIES OF SELLER.

                 11.1. To induce Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date:

                          (i)     Each of Eateries and Fiesta is a duly formed
and validly existing corporation incorporated in the State of Oklahoma, is in good standing and qualified to do business in each of the States where a Restaurant is located, and has full power and authority to execute, deliver and perform this Agreement. This Agreement and all other documents and instruments executed and delivered by Eateries and Fiesta pursuant to this Agreement is the legal and binding obligation of such party and is enforceable against such party in accordance with their terms.





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                          (ii)    Neither Eateries nor Fiesta is a party to any
contract, commitment or agreement, nor is either party, any of its properties, or the Assets subject to, bound by, or affected by any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would (a) prevent either Eateries and/or Fiesta from entering into this Agreement or from consummating the transactions contemplated hereby, or (b) materially and adversely affect, or in the future may materially and adversely affect, the Assets or the ability or prospects of Purchaser to operate the Restaurants in a manner similar to that presently conducted by Seller, or the ability of Purchaser to utilize the Assets in the manner in which they are presently utilized.

                          (iii)   Seller owns and operates the businesses at
the Restaurants and there are no existing tenancies, leases or subleases on any of the Real Properties, except as expressly provided herein and as are to be transferred to Purchaser pursuant hereto.

                          (iv)    To the best knowledge of Seller, Seller has
delivered to Purchaser true, correct and complete copies of each Lease. To the best knowledge of Seller, there are no other agreements, modifications or amendments thereto entered into by, and binding on, Seller, other than as contained in the Leases.

                          (v)     Each Lease is in full force and effect, the
rent and all amounts due thereunder are paid current. To the best knowledge of Seller, Seller is not in material default under any of the terms of any Lease relating to the period of time it has owned and operated the Restaurants. Seller has received no written notice of lessee's default under any of the Leases which has not been cured by Seller.





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                          (vi)    Except as otherwise provided in Schedule 11C,
Seller is not in default in any respect under any executive, legislative, judicial, administrative or private (such as arbitration) ruling, order, writ, injunction or decree with respect to or affecting its Restaurants.

                          (vii)   Each of the Restaurants has in it at least
the items of Equipment determined by Seller in its reasonable judgment as appropriate for such type of restaurant.

                          (viii)  All unfilled purchase and sales orders and
all other commitments for purchases and sales made by Seller with respect to the Restaurants were made in the usual and ordinary course of Seller's business in accordance with, and subject to normal industry practice.

                          (ix)    Seller owns good and marketable title to the
Assets (other than the Real Properties), free and clear of any and all mortgages, liens, claims, security interests and encumbrances, other than the lien for current personal property taxes, if any (and not included in real property taxes), not yet delinquent. Except as to the equipment subject to the Equipment Leases, none of the Operations Assets is held under a lease, security agreement, conditional sales contract or other title retention agreement.

                          (x)     To the best of Seller's knowledge, Schedule
11A sets forth a correct and complete list of all patents, trademarks, trade names (including the name "CASA LUPITA"), copyrights and applications therefor now or heretofore used (and indicates whether owned by Seller or used pursuant to licenses or other arrangements, as described therein) in the conduct of the Restaurants by Seller. To the best of Seller's knowledge, except as disclosed in Schedule 11A: (a) Seller owns or possesses adequate





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licenses or other valid rights to use all of the Intellectual Property to the extent necessary for the conduct by Seller of the Restaurants as presently conducted; (b) the validity of such items and the title thereto of Seller have not been questioned in any litigation to which Seller is a party, nor, is any such litigation threatened; (c) there are no prior superior rights to or infringing uses of the Intellectual Property; and (d) all of such Intellectual Property is fully assignable and/or licensable to Purchaser without the consent of any other. To the best knowledge of Seller, no other person or entity has heretofore used or now uses any trademark, trade name or other item of the Intellectual Property owned by or licensed to Seller.

                          (xi)    Except as otherwise expressly provided in
this Agreement, Purchaser shall have no obligation with regard to any employees of Seller or the funding of any benefit plans or programs related to Seller's employees related to the period of time prior to the Closing Date. As of the Closing Date, all amounts required to be withheld by Seller from employees employed in the Restaurants will have been properly withheld and deposited and all contributions required to be paid by Seller in respect of employees employed in the Restaurants will have been paid in accordance with the applicable provisions of federal, state and local law regarding income tax withholding and social security, workers' compensation, unemployment compensation or similar taxes or contributions. All wages, overtime pay, bonuses (except as provided in Section 16 hereof) and other compensation due employees through the date prior to the Closing Date will have been paid to all employees on or prior to the Closing Date.

                          (xii)   Except as set forth on Schedule 11B attached
hereto, Seller has not received any notice of any pending or proposed zoning or use changes or road





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construction projects which would materially and adversely affect the current use or operation of any of the Restaurants.

                          (xiii)  Except as set forth on Schedule 11C attached
hereto, Seller has not been served and has not been notified of any actual or threatened lawsuit, legal proceeding or governmental investigation which would materially and adversely affect the operation of the Restaurants.

                          (xiv)   Except as set forth on Schedule 11D attached
hereto, Seller has not received any presently effective written notice of violation of any health and safety regulations applicable to the Restaurants.

                          (xv)    Except as set forth on Schedule 11E attached
hereto, since November 14, 1997 there has been no material adverse change to the performance or business at the Restaurants.

                          (xvi)   To the best of Seller's knowledge, except as
set forth in Schedule 11F, neither Seller nor any of the Real Properties is in violation of any federal, state or local law, ordinance or regulation relating to Hazardous Substances. Neither Seller nor, to the best of Seller's knowledge, any third party has at any time used, stored, released or disposed of on, under, or about any of the Real Properties, or transported from or to any of the Real Properties, any Hazardous Substances in violation of any applicable law, ordinance or regulation, or which require any remedial action. There is no proceeding or inquiry, either pending or to the best of Seller's knowledge threatened, by any governmental authority (including, without limitation, the U.S. Environmental Protection Agency or any State agency with jurisdiction over any of the Real Properties) with respect to the presence of Hazardous Substances on any of the Real





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Properties, the use of Hazardous Substances in the Restaurants or the migration of Hazardous Substances from any of the Real Properties to other property or to any of the Real Property from other property. For purposes of this Agreement, "Hazardous Substances" will include but not be limited to substances that are toxic, corrosive, inflammable or ignitable; any flammable explosives, asbestos, radioactive materials, hazardous wastes, toxic substances, biological wastes, or related injurious materials, whether injurious by themselves or in combination with other materials; and substances defined as "hazardous materials" or "toxic substances" in the Acts at 15 U.S.C. Sections 2601, et seq., 33 U.S.C. Sections 1251, et seq., 42 U.S.C. Sections 6901, et seq. (the Resource Conservation and Recovery Act), 42 U.S.C. Sections 7401, et seq. (the Comprehensive Environmental Response, Compensation and Liability Act of 1980), 49 U.S.C. Sections 1801, et seq., and the regulations and publications adopted and promulgated pursuant to such statutes.

                          (xvii)  Nothing in this Agreement or in any
schedules, exhibits or documents delivered (or to be delivered prior to Closing) contains (or for subsequently delivered documents, if any, will contain) any untrue statements of material fact.

                          (xviii) Seller will duly and timely file, and pay any
and all amounts due, under all federal, state and local tax returns required to be filed by it with respect to the Restaurants and any income, sales or other activity related thereto accruing or attributable to periods prior to the Closing Date.

         12.     COVENANTS OF SELLER.

                 12.1. Between the date of the Confidentiality Letter (as that term is hereinafter defined) and the Closing Date, Seller shall:

                          (i)     except for its acts in the performance of
this Agreement, carry on Seller's business in substantially the same manner as it has heretofore;

                          (ii)    maintain the Assets in their current
condition, subject to ordinary wear and tear; and

                          (iii)   pay, discharge and be solely responsible
through the Closing Date for all obligations incurred in connection with the operation of the Restaurants.

                          (iv)    except in the ordinary course of business,
not sell, lease or otherwise dispose of any Asset without Purchaser's prior written consent.

                 12.2. Seller shall cooperate with Purchaser in transferring Seller's interest in the Liquor Licenses for the Restaurants to Purchaser and removing Seller's name therefrom. Seller will not transfer or agree to transfer Seller's interest in the Liquor Licenses for the Restaurants to anyone but Purchaser.

                 12.3. Seller shall terminate all Excluded Agreements to the extent they relate to the Restaurants, as of the Closing Date.

                 12.4. On or prior to the Closing Date, Seller shall duly pay and remit all sales and use and other tax liabilities of Seller relating to the Restaurants accruing before the Closing Date.

         13.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

                 13.1. To induce Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date:

                          (i)     Purchaser is a corporation duly formed and
validly existing under the laws of the State of California, in good standing and has full power and authority to execute, deliver and perform this Agreement. This Agreement and all other documents and instruments executed and delivered by Purchaser pursuant to this Agreement are the legal and binding obligation of Purchaser and are enforceable against Purchaser in accordance with their terms.

                          (ii)    Purchaser's execution and delivery of this
Agreement, its consummation of the transactions hereby contemplated, and its fulfillment of the terms hereof, will not violate any material provision or result in the material breach of any term or provision of, or constitute a material breach under, or materially conflict with, or cause the acceleration of any obligation under, any material agreement or contract to which Purchaser or any shareholder of Purchaser is a party or by which Purchaser or any such shareholder is or may be bound, or any judgment, decree, order or award of any court or governmental body, or any applicable law, rule or regulation.

                          (iii)   Purchaser is aware of no facts or conditions
which would disqualify Purchaser or any of its shareholders, directors or shareholders from ownership or control of any of the Liquor Licenses.

                 13.2. Subject to Seller's obligations under Section 12.2 above, Purchaser is solely responsible for, and hereby covenants and agrees to promptly and diligently proceed with all that is required relating to, completing, submitting and processing any and all applications (including posting of financial assurances and completing background criminal checks) with local and State authorities for the transfer of the Liquor Licenses, or the issuance of new liquor licenses, effective as of the Closing, to Purchaser as to each of the Restaurants. Purchaser will diligently and timely process any and all applications at its sole cost and expense.

         14. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; LIMITATION ON SELLER'S LIABILITY.

                 14.1. All representations and warranties, and any covenants that by their terms are stated by the terms of this Agreement to survive the Closing, made by each party shall survive the Closing for the benefit of the other party, to the fullest extent permitted by law. Notwithstanding anything to the contrary in the foregoing, the representations and warranties of Seller set forth in this Agreement shall survive the Closing only for a period of one year from the Closing Date, and shall terminate and be of no further force or effect from and after the one year anniversary of the Closing Date (the "Outside Closing Date"). Any action or proceeding with respect to the truth, accuracy or completeness of any representation or warranties of Seller must be commenced, if at all, prior to the Outside Closing Date and, if not commenced on or before such date, shall be void and of no force or effect.

                 14.2. Notwithstanding anything to the contrary in Section 14.1, except for Excluded Claims, (as to which the "Cap" (as that term is hereinafter defined) shall not apply, Seller shall not be responsible for, and in no event shall Seller's liability for any claim brought by Purchaser under this Agreement, exceed, in the aggregate Three Hundred Thousand Dollars ($300,000) (the "Cap"); provided, however, the Cap shall not be applicable to, and except as otherwise provided in Section 14.1, there shall be no limitation on Seller's liability for any of the following:

                          (i)     any claim based on fraud or willful
misconduct of Seller or any of its employees; and

                          (ii)    any claim under Section 17 of this Agreement.

         15. FIRE OR OTHER CASUALTY. In the event of destruction, loss or damage to the Assets due to fire, storm, flood or other casualty prior to the Closing Date, Seller shall promptly repair or replace such Assets prior to the Closing, Date, or at Seller's election, it may at the Closing pay to Purchaser the amount reasonably necessary to effect such repair or replacement; provided, however, in the event any two Restaurants suffer damage which would likely keep such Restaurant(s), as applicable, closed for business for more than thirty days after the Closing, then Purchaser may cancel this Agreement, in which event the charges of the Escrow Agent shall be paid one-half each by the parties, the Deposit shall be returned to Purchaser, and each party shall by responsible for its own costs and expenses.

         16. SELLER'S EMPLOYEES. Each individual employed at the Restaurants will have his or her employment, wages and benefits terminated by Seller effective as of the close of business on the Closing Date and be fully compensated with all monetary and other benefits accrued by him or her up to such termination. Seller shall be solely liable and responsible for all accrued salary, vacation, severance and other compensation payable up to the Closing; provided, however, if any employee is entitled to a salary, wage or earnings cash "bonus" (provided the terms thereof has been reduced to writing and disclosed to Purchaser) to be paid at a time after the Closing (an "Accrued Employee Bonus"), and such employee continues as an employee of Purchaser under the terms of this Section 16 (a "Continuing Employee"), the Accrued Employee Bonus shall be allocated between Seller and Purchaser as of the Closing Date based on the period of time covered by the Accrued Employee Bonus. Seller makes no warranty express or implied with respect to the qualifications or character of any such individual at the Restaurants. Purchaser shall tender offers of employment (at will or otherwise) to each of such individuals employed in a non-exempt status at the Restaurants, such employment to commence on the date immediately after the Closing Date; provided, however, in the event Purchaser in its sole discretion determines that one or more of such individuals is not qualified for hire by Purchaser, Purchaser shall in no way be obligated to tender employment to same, and Purchaser shall immediately inform Seller of the name of each such individual and the basis for Purchaser's determination.

         17. INDEMNIFICATION BY SELLER. Seller shall indemnify, defend and hold harmless Purchaser, its officers, directors, employees, members, managers and shareholders for, by, from, against and in respect of any third party claim, liability, obligation, loss, damage, cost or expense not expressly assumed by Purchaser hereunder and arising from the acts or omissions of Seller and its agents or employees arising from the operation of the Restaurants by any of them from the date Seller acquired the applicable Restaurant and through the Closing Date, including, without limitation, any and all actions, suits, proceedings, demands, assessments, reasonable expense and costs, including arbitration and court costs and reasonable attorneys' fees, incident to any of the foregoing. This covenant by Seller to indemnify, defend and hold harmless Purchaser shall survive the Closing, and shall not be subject to the limitation contained in Section 14.1 of this Agreement.

         18. INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify, defend and hold harmless Seller for, by, from, against and in respect of any third party claim, liability, obligation, loss, damage, cost and expense arising from the acts or omissions of Purchaser and its agents or employees arising from the operation of the Restaurants by any of them after the Closing Date, including, without limitation, any and all actions, suits, proceedings, demands, assessments, reasonable expenses and costs, including arbitration and court costs and reasonable attorney's fees, incident to any of the foregoing. Notwithstanding anything in the foregoing to the contrary, Purchaser's indemnity obligation, if any, with respect to the Intellectual Property is excluded from this paragraph and is governed solely by the terms of the Intellectual Property License. This covenant by to indemnify, defend and hold harmless Seller shall survive the Closing.

         19. DEFAULT AND REMEDIES. Should this Agreement fail to close by reason of a material breach or default by any party, the non-breaching party may pursue any and all remedies provided by law; provided, however, except for Seller's liability for damages attributable to the out-of-pocket costs and expenses incurred by Purchaser in the evaluation, inspection and investigation of the Restaurants, the Real Properties and the other Assets, and except for each party's liability to the other for the legal fees incurred by each party in the negotiation of this Agreement, neither party shall be responsible to the other for any consequential damages suffered or incurred by the other as a result or the consequence of the breach or default of this Agreement.

         20. BROKER'S FEES. Each party hereby represents and warrants to the other parties that the warranting party has not incurred any obligation to compensate any broker or such other such party for any commission, finder's fee, broker's fee or other similar fee as a result of any of the transactions contemplated herein. Purchaser indemnify, defend and hold harmless Seller from and against any and all claims, losses, liabilities, or expenses which may be asserted against Seller by any finder, broker, or other person claiming any fee or commission by reason of services alleged to have been rendered at the instance of Purchaser in respect to the transactions contemplated by this Agreement. Likewise, Seller shall indemnify, defend and hold harmless Purchaser from and against any and all claims, losses, liabilities, or expenses which may be asserted against Purchaser by any finder, broker or other person claiming any fee or commission by reason of services alleged to have been rendered at the instance of Seller in respect to the transactions contemplated by this Agreement.

         21. NOTICES. All notices to be given hereunder shall be in writing and shall be deemed given when first received or tendered during normal business hours for the locale of the addressee at the appropriate address set forth below, or other address as one party may hereafter provide to the other with not less than three (3) business days' notice.

       IF TO SELLER                             IF TO PURCHASER:

       EATERIES, INC.                           CHEVYS, INC.
       3240 West Britton Road, Suite 202        631 Howard, Suite 400
       Oklahoma City, OK 73120                  San Francisco, CA 94105
       Attn: Mr. Vincent Orza                   Attn:  Mr. William Schrader
       President                                Vice President
                                                Chief Development Officer


         22. WAIVER. No waiver by either party of any breach or default shall be deemed a waiver of any subsequent or other breach or default. A party to this Agreement may waive a provision of this Agreement only by written notice to the other party.

         23. CAPTIONS. Captions and paragraph headings used herein are for convenience only and shall not be deemed relevant in construing this Agreement.

         24. GENDER. Whenever any word is used in the Agreement in one gender, it shall also be construed as being used in the other genders, and singular usage shall include the plural and vice versa, all as the context shall require.

         25. EXHIBITS. All exhibits and schedules expressly referenced herein are hereby incorporated by reference into and made a part of this Agreement.

         26. COUNTERPARTS. This Agreement may be executed in any number of counterparts; each such counterpart, when executed by all parties, shall be deemed to constitute one and the same instrument and shall be deemed an original hereof.

         27. SEVERABILITY. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed deleted from this Agreement, the remaining portions of the Agreement shall remain in full force and effect and the deleted portion shall be replaced with valid and enforceable language which in the arbiter's judgment most closely reflects the parties' original intent.

         28. COSTS AND EXPENSES. Each party shall pay its own legal fees and costs incurred in connection with the negotiation, preparation and consummation of this Agreement.

         29. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors in interest and assigns. This Agreement shall not, however, be assignable or transferable in whole or in part, by any party hereto except upon the express prior written consent of the other party, except that Seller may assign its interest in this Agreement to any of its affiliates, so long as such assignment does not relieve Seller of any of its liabilities to Purchaser. Nothing contained in this Agreement is intended to confer upon any person, other than the parties hereto and their respective heirs, successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

         30. ADDITIONAL ACTS AND DOCUMENTS. Each party hereto shall do all such things and take all such actions to make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Agreement. Without limiting the generality of the foregoing, Seller shall execute, acknowledge and deliver any further deeds, assignments, conveyances and instruments of transfer reasonably requested by Purchaser and take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser, or reducing to possession, any or all of the Assets to be conveyed and transferred by this Agreement.

         31. TIME. Time is of the essence of this Agreement and each and every provision hereof.

         32. GOVERNING LAW. This Agreement shall be deemed to be made under, construed in accordance with, and governed by, the laws of the State of Oklahoma.

         33. ENTIRE AGREEMENT. This Agreement, together with the ancillary documents expressly referenced herein, and that certain letter agreement between the parties dated January 23 1998 (the "Confidentiality Letter"), represents the entire agreement of the parties with respect to the purchase and sale described herein, and all agreements pertaining to such purchase and sale entered into prior hereto (other than the Confidentiality Letter) are revoked and superseded by this Agreement. No representations, warranties, inducements or oral agreements with respect thereto have been made by any of the parties except as expressly set forth herein, or in other contemporaneous written agreements. Except as expressly provided otherwise herein, this Agreement may not be changed, modified or rescinded except in writing, signed by all parties hereto, and any attempt at oral modifications of this Agreement shall be void and of no effect.

         34. CONFIDENTIALITY AND PRESS RELEASES. Except as required by law, each party hereto shall keep all of the terms and provisions of this Agreement in strictest confidence for five years, or until every party has expressly agreed otherwise. No party shall release any specific information pertaining to this transaction to the media until every other party hereto has expressly agreed to such release.

         35. ATTORNEYS' FEES. In the event of any dispute arising hereunder, the prevailing party in litigation or arbitration, inclusive of any appeals, shall be entitled to recover attorneys' fees and costs, court costs, arbitration costs and costs of discovery incurred in connection therewith.

                 IN WITNESS WHEREOF, the parties hereto through their duly authorized signatories have caused this Agreement to be executed and delivered on the date first above written.


SELLER:                                PURCHASER:



EATERIES, INC.,                        CHEVYS, INC.,

an Oklahoma corporation                a California corporation



By:                                    By:
   ------------------------------         ------------------------------
Its:                                   Its:
    -----------------------------          -----------------------------


By:                                    By:
   ------------------------------         ------------------------------
Its:                                   Its:
    -----------------------------          -----------------------------



FIESTA RESTAURANTS, INC.,

an Oklahoma corporation



By:
   ------------------------------
Its:
    -----------------------------


By:
   ------------------------------
Its:
    -----------------------------

State of _________________________)
                                  ) ss.
County of ________________________)



         On ______________, 1998 before me, _____________________________, a
Notary Public, personally appeared ___________________________, personally known to me or proved to me, on the basis of satisfactory evidence, to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.



WITNESS my hand and official seal.





                                           ------------------------------
                                           Notary Public





State of _________________________)
                                  ) ss.
County of ________________________)



         On ______________, 1998 before me, _____________________________, a
Notary Public, personally appeared ___________________________, personally known to me or proved to me, on the basis of satisfactory evidence, to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.



WITNESS my hand and official seal.




                                           ------------------------------
                                           Notary Public

                         LIST OF EXHIBITS AND SCHEDULES



EXHIBITS

A        RESTAURANT LOCATIONS

B        INTENTIONALLY OMITTED

C        TRADEMARK ASSIGNMENT

D        ASSIGNMENT OF LEASE

E        INTELLECTUAL PROPERTY LICENSE

F        LIMITED WARRANTY DEED

G        [INTENTIONALLY OMITTED]

H        BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT



SCHEDULES

1        DESCRIPTION OF LEASES

2        PROPERTY SUBJECT TO EQUIPMENT LEASES AND EXCLUDED ASSETS

3        [INTENTIONALLY OMITTED]

4        MATERIAL CONTRACTS

5        ALLOCATION OF PURCHASE PRICE

11A      INTELLECTUAL PROPERTY

11B      ZONING AND LAND USE CHANGES

11C      LITIGATION AND OTHER PROCEEDINGS

11D      HEALTH AND SAFETY REGULATIONS VIOLATIONS

11E      MATERIAL ADVERSE CHANGES IN RESTAURANTS

11F      HAZARDOUS MATERIALS

                         OMITTED SCHEDULES AND EXHIBITS

         All schedules and exhibits to the Agreement for Purchase and Sale of Assets have been omitted from this Report on Form 8-K. The following is a list of such schedules and exhibits. Eateries will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

         Exhibit or
         Schedule                          Brief Description of Contents
         ----------                        -----------------------------
         A                                 Restaurant Locations
         B                                 [Intentionally Omitted]
         C                                 [Intentionally Omitted]
         D                                 Assignment of Lease
         E                                 [Intentionally Omitted]
         F                                 [Intentionally Omitted]
         G                                 [Intentionally Omitted]
         H                                 Bill of Sale
         1                                 Description of Lease
         2                                 Property Subject to Equipment Leases and Excluded Assets
         3                                 [Intentionally Omitted]
         4                                 Material Contracts
         5                                 Allocation of Purchase Price
         11A                               [Intentionally Omitted]
         11B                               Zoning and Land Use Proceedings
         11C                               Litigation and Other Proceedings
         11D                               Health and Safety Regulations Violations
         11E                               Material Adverse Changes in Restaurant
         11F                               Hazardous Materials